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                          ALLERGAN, INC

                            EXHIBIT 11

                 COMPUTATION OF EARNINGS PER SHARE

Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:

                                                               Three Months
                                                                  Ended
                                                              March 31, 1994
                                                              ---------------
(000's, except per share amounts)

Weighted average number of common shares
   outstanding during the period                                 63,812

Weighted average number of additional
   shares issuable in connection with
   dilutive stock options based upon
   use of the treasury stock method
   and average market prices                                        233
                                                                -------
Weighted average number of common shares
   including common stock equivalents                            64,045
                                                                =======
Net Earnings for the period                                     $22,167
                                                                =======
Primary Earnings Per Common Share                               $  0.35
                                                                =======